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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                                   _________

                                  SCHEDULE 13G

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1 (b),(c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                              (AMENDMENT NO. 1)/1/

                           Citizens Holding Company
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                                (Name of Issuer)

                          Common Stock, $.20 Par Value
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                        (Title of Class and Securities)

                                   174715102
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                     (CUSIP Number of Class of Securities)

 David P. Webb, Esq., Phelps Dunbar, L.L.P., 200 South Lamar Street, Suite 500
                    Jackson, MS 39201; Tel. (601) 352-2300
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            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                               February 14, 2002
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of the securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No. 174715102                   13G                     Page 2 of 5 Pages

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(1)  Names of Reporting Persons
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     I.R.S. Identification Nos. of Above Persons (entities only)
     The Molpus Company, I.R.S. Identification No. 64-0344609

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(2)  Check the Appropriate Box if a Member of a Group*                (a) [ ]
                                                                      (b) [ ]

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(3)  SEC Use Only


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(4)  Citizenship or Place of Organization
     Mississippi

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                              :  (5)  Sole Voting Power
                              :       388,749 shares
                              :
                              :-------------------------------------------------
                              :  (6)  Shared Voting Power
                              :       0 shares
NUMBER OF SHARES              :
BENEFICIALLY OWNED BY EACH    :-------------------------------------------------
REPORTING PERSON WITH         :  (7)  Sole Dispositive Power
                              :       388,749 shares
                              :
                              :------------------------------------------------
                              :  (8)  Shared Dispositive Power
                              :       0 shares
                              :
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(9)  Aggregate Amount Beneficially Owned by Each Reporting Person
     388,749 shares

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(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares
                                                                          [ ]
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(11) Percent of Class Represented by Amount in Row (9)
     7.8%

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(12) Type of Reporting Person
     CO

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CUSIP No. 174715102                   13G                     Page 3 of 5 Pages

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ITEM 1.      NAME OF ISSUER:

             Citizens Holding Company

ITEM 1 (b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             521 Main Street; Philadelphia, MS 39350

ITEM 2 (a).  NAME OF PERSON FILING:

             The Molpus Company

ITEM 2 (b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

             Post Office Box 59, Philadelphia, Mississippi 39350

ITEM 2 (c).  CITIZENSHIP OR PLACE OF ORGANIZATION:

             Mississippi

ITEM 2 (d).  TITLE OF CLASS OF SECURITIES:

             Common Stock, $.20 Par Value

ITEM 2 (e).  CUSIP NUMBER:

             174715102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

             (a)   [ ]   Broker or dealer registered under Section 15 of the
                         Exchange Act.

             (b)   [ ]   Bank as defined in Section 3(a)(6) of the Exchange Act.

             (c)   [ ]   Insurance company as defined in Section 3(a)(19) of
                         the Exchange Act.

             (d)   [ ]   Investment Company registered under Section 8 of the
                         Investment Company Act.

             (e)   [ ]   An investment adviser in accordance with Rule 13d-1(b)
                         (1)(ii)(E).

             (f)   [ ]   An employee benefit plan or endowment fund in
                         accordance with Rule 13d-1(b)(1)(ii)(F).

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CUSIP No. 174715102                   13G                     Page 4 of 5 Pages

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             (g)   [ ]   A parent holding company or control person in
                         accordance with Rule 13d- 1(b)(1)(ii)(G).

             (h)   [ ]   A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act.

             (i)   [ ]   A church plan that is excluded from the definition of
                         an investment company under Section 3(c)(14) of the Investment Company Act.

             (j)   [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.      OWNERSHIP.

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

             (a)  Amount beneficially owned:
                  388,749 shares

             (b)  Percent of class:
                  7.8%

             (c)  Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:
                        See Item 5 of the Cover Page.

                  (ii)  Shared power to vote or to direct the vote:
                        See Item 6 of the Cover Page.

                  (iii) Sole power to dispose or to direct the disposition of:
                        See Item 7 of the Cover Page.

                  (iv)  Shared power to dispose or to direct the disposition of:
                        See Item 8 of Cover Page.

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable
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CUSIP No. 174715102                   13G                     Page 5 of 5 Pages

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ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
          SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATIONS.

          Not Applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          February 14, 2002
                                                    ----------------------------
                                                               (Date)


                                                      /s/ Terrell Winstead
                                                    ----------------------------
                                                           Terrell Winstead


                                                      Chief Financial Officer
                                                    ----------------------------
                                                                (Title)